701-7 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779

(631) 981-9700 - www.lakeland.com

Exhibit 99.1

Lakeland Industries Inc. Reports Signing of Termination Agreement

RONKONKOMA, NY – March 15, 2013-- Lakeland Industries, Inc. (the “Company”) (NASDAQ: LAKE), a leading global manufacturer of industrial protective clothing for industry, municipalities, healthcare and to first responders on the federal, state and local levels, today announced it has reached a Termination Agreement with Mr. Miguel Bastos, President of Lakeland’s Brazilian subsidiary. Such Agreement will become effective 120 days from signing, unless earlier as determined by the Company. This is a part of both the Company’s efforts to reduce costs and the Company’s efforts to improve sales.

Mr. Bastos will join a Brazilian organization working with Lakeland to strengthen our sales efforts. The Termination Agreement calls for an aggregate maximum payout of R$1.1 million (approximately US$550,000), to be paid out over a period of approximately two years. Mr. Bastos will continue to receive his normal salary for six months and then will receive 3% of Lakeland Brazil’s sales, which Mr. Bastos will be supporting and generating from an independent company, until he reaches a total payout equal to the aggregate $R1.1 million. This Termination Agreement pays Mr. Bastos approximately half of the amount which would have been paid out for the remaining years of Mr. Bastos’s Employment Contract, which runs through December 31, 2015. Such termination amount has been accrued as of January 31, 2013.

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,200 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies. For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” which words reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

Contacts:

Lakeland Industries

631-981-9700

Christopher Ryan, CJRyan@lakeland.com

Gary Pokrassa, GAPokrassa@lakeland.com

###